Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2026 EARNINGS

▪	Revenues of $121.4 million compared to $109.8 million in the prior year period
▪	Net income for the second quarter of 2026 increased 30% to $6.2 million
▪	Total portfolio balance eclipsed $4 billion, finishing the second quarter at $4.31 billion
▪	New contract purchases of $758 million in the second quarter, a 75% increase from the prior year second quarter

LAS VEGAS, NV, August 4, 2026 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $6.2 million, or $0.27 per diluted share for its second quarter ended June 30, 2026. This represents a 30% increase in net income compared to $4.8 million in the second quarter of 2025. Earnings per diluted share increased by 35% compared to $0.20 in the second quarter of 2025.

Revenues for the second quarter of 2026 were $121.4 million, an increase of $11.6 million, or 10.6%, compared to $109.8 million for the second quarter of 2025. Total operating expenses for the second quarter of 2026 were $112.4 million compared to $102.8 million for the 2025 period. Pretax income for the second quarter of 2026 was $9.0 million compared to pretax income of $7.0 million, an increase of $2.0 million or 30% from the second quarter of 2025.

For the six months ended June 30, 2026, total revenues were $233.7 million, an increase of approximately $17.1 million, or 8% compared to $216.6 million for the six months ended June 30, 2025. Total operating expenses for the six months ended June 30, 2026, were $216.7 million, compared to $202.9 million for the six months ended June 30, 2025. Pretax income for the six months ended June 30, 2026, increased 24% to $17.1 million, compared to $13.8 million for the six months ended June 30, 2025. Net income and earnings per diluted share for the six months ended June 30, 2026, increased to $11.8 million and $0.50, respectively from the prior year period. This represents a 24% increase in net income and a 28% increase in earnings per diluted share over the six months ended June 30, 2025.

During the second quarter of 2026, CPS purchased $757.7 million of new contracts. This stands as a 75% increase over the $433.0 million purchased during the second quarter of 2025. The Company's receivables totaled $4.307 billion as of June 30, 2026, an increase from $3.708 billion as of June 30, 2025.

Delinquencies greater than 30 days (including repossession inventory) decreased to 12.16% of the total portfolio as of June 30, 2026, compared to 13.14% as of June 30, 2025. Annualized net charge-offs for the second quarter of 2026 were 7.28% of the average portfolio as compared to 7.45% for the second quarter of 2025.

“We achieved our highest volume of loan originations ever in the second quarter,” said Charles E. Bradley, Chief Executive Officer. “The increase in volume delivers strong revenue and earnings growth without compromising our credit underwriting standards.”

Conference Call

CPS announced that it will hold a conference call on August 5, 2026 at 1:00 p.m. ET to discuss its second quarter 2026 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register-conf.media-server.com/register/BI6cf5cc4ebbd04b06973dad16be4d5d43. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues:
Interest income	$118,112	$105,362	$226,833	$207,295
Mark to finance receivables measured at fair value	–	3,000	–	6,500
Other income	3,277	1,402	6,890	2,843
	121,389	109,764	233,723	216,638
Expenses:
Employee costs	23,418	24,362	46,464	49,395
General and administrative	14,673	12,402	27,581	24,966
Interest	64,253	58,704	124,314	113,622
Other expenses	10,010	7,344	18,301	14,901
	112,354	102,812	216,660	202,884
Income before income taxes	9,035	6,952	17,063	13,754
Income tax expense	2,801	2,155	5,290	4,263
Net income	$6,234	$4,797	$11,773	$9,491

Earnings per share:
Basic	$0.29	$0.22	$0.54	$0.44
Diluted	$0.27	$0.20	$0.50	$0.39

Number of shares used in computing earnings per share:
Basic	21,633	21,893	21,704	21,670
Diluted	23,485	24,180	23,509	24,254

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets:
Cash and cash equivalents	$7,501	$6,322
Restricted cash and equivalents	172,703	165,885
Finance receivables measured at fair value	4,212,167	3,655,855
Other assets	29,850	30,131
	$4,422,221	$3,858,193

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$94,698	$65,244
Warehouse lines of credit	679,900	324,871
Residual interest financing	168,809	142,982
Securitization trust debt	3,131,105	2,986,574
Subordinated renewable notes	28,461	28,986
	4,102,973	3,548,657

Shareholders' equity	319,248	309,536
	$4,422,221	$3,858,193

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	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025

Contracts purchased	$757.67	$433.02	$1,290.89	$884.24
Contracts securitized	$526.17	$439.29	878.83	901.83

Total portfolio balance (1)	$4,306.66	$3,708.38	$4,306.66	$3,708.38
Average portfolio balance (1)	$4,185.95	$3,682.96	4,019.85	3,627.80

Delinquencies (1)
31+ Days	9.97%	10.50%
Repossession Inventory	2.19%	2.64%
Total Delinquencies and Repo. Inventory	12.16%	13.14%

Annualized Net Charge-offs as % of Average Portfolio (1)	7.28%	7.45%	7.90%	7.49%

Recovery rates (1), (2)	33.3%	30.4%	32.1%	29.0%

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2026		2025		2026		2025
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$118.11	11.3%	$105.36	11.4%	$226.83	11.3%	$207.30	11.4%
Interest expense	(64.25)	-6.1%	(58.70)	-6.4%	(124.31)	-6.2%	(113.62)	-6.3%
Net interest margin	53.86	5.1%	46.66	5.1%	102.52	5.1%	93.67	5.2%
Mark to finance receivables measured at fair value	–	0.0%	3.00	0.3%	–	0.0%	6.50	0.4%
Other income	3.28	0.3%	1.40	0.2%	6.89	0.3%	2.84	0.2%
Operating expenses (5)	(48.10)	-4.6%	(44.11)	-4.8%	(92.35)	-4.6%	(89.26)	-4.9%
Pre-tax income	$9.04	0.9%	$6.95	0.8%	$17.06	0.8%	$13.75	0.8%

(1)  Excludes third party portfolios.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

(5)  Total pre-tax expenses less interest expense.

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